Exhibit 99.1

Contacts:
Methes Energies International Ltd.
Michel G. Laporte, Chairman and CEO
702-932-9964

FOR IMMEDIATE RELEASE
METHES ENERGIES TO RECEIVE $4 MILLION FOR A LIMITED LICENSE OF ITS TECHNOLOGY

LAS VEGAS, NV, January 20, 2015 -- Methes Energies International Ltd. (NASDAQ: MEIL), announced today that it has granted a U.S. based entity (the “Licensee”) a non-exclusive license to use Methes’ design and software for a 3,000 liter per hour biodiesel processor to manufacture biodiesel processors for its own projects in the United States. Methes is to receive a $4 million upfront cash payment and will be entitled to an additional $100,000 for each of the first 40 units manufactured by the Licensee. Payment of the initial $4 million license fee is scheduled to be received on or before February 20, 2015 which provides sufficient time for Methes to gather and package design information to be delivered to Licensee.

Under a separate Consulting Agreement, Methes will collaborate with the Licensee on the manufacture of the first five units. This transaction does not include any other Methes technologies including Methes’ new pre-treatment process using the PP-MEC catalyst. Other products and services to be provided by Methes will be covered by separate agreements.

Nicholas Ng, President of Methes said, "What a great way to start 2015! We have been working on this project for a long time and we are very excited with the significant up-front payment and validation of our technology and what this new relationship means for our future. The Licensee is well funded and well organized to lead such a large project over the next several years. They have already identified over a dozen strategic locations across the US where they intent to install biodiesel processors. Again, it took a while but they have done this right and with the right partners in the oil & gas industry. Just like us, they see a bright future for the biodiesel industry. We are very proud that they have selected us and recognize the experience and the great technology we bring to the table.”

This week Methes is attending the 2015 National Biodiesel Conference & Expo in Ft. Worth, Texas. From January 19 to January 22 you can visit the Methes team at booth # 423.

About Methes Energies International Ltd.

Methes Energies International Ltd. is a renewable energy company that offers a variety of products and services to biodiesel fuel producers. Methes also offers biodiesel processors that are unique, truly compact, fully automated state-of-the-art and continuous flow that can run on a wide variety of feedstocks. Methes markets and sells biodiesel fuel produced at its showcase production facility in Mississauga, Ontario, Canada, and at its 13 MGY facility in Sombra, Ontario, to customers in the U.S. and Canada, as well as providing multiple biodiesel fuel solutions to its clientele.  Among its services are selling commodities to its network of biodiesel producers, selling their biodiesel production and providing clients with proprietary software to operate and control their processors.  Methes also remotely monitors the quality and characteristics of its clients' production, upgrades and repairs their processors and advises clients on adjusting their processes to use varying feedstock to improve the quality of their biodiesel. For more information, please visit www.methes.com.

Forward-looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the  year ended November 30, 2013, filed on February 25, 2014, as amended, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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